Exhibit 99.1
FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President & CEO
(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO and Treasurer
(914) 771-3212
HUDSON VALLEY HOLDING CORP.
DECLARES CASH DIVIDEND ,
REPORTS SIX MONTH EARNINGS
AND ANNOUNCES PLAN TO RAISE CAPITAL
YONKERS, NY, August 4, 2009 ... James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., has announced earnings of $6.9 million for the six month period ended June 30, 2009.
“Despite difficult times for the economy in general and the banking industry in particular, we managed to show a profit in this very challenging economic environment,” Mr. Landy said. “While these earnings are not what they were for the same period last year or what we are used to at Hudson Valley, we, like most businesses, are not immune to market forces. We are feeling the cumulative impact of the global recession and growing unemployment, as well as the collapsing real estate markets both nationally and locally.”
Earnings for the first six months of 2009 were $6.9 million compared to $16.3 million for the same period in 2008. Diluted earnings per share were $0.64 compared to $1.45 for the same period last year. As of June 30, 2009, assets totaled $2.6 billion, deposits totaled $2.1 billion, and net loans totaled $1.7 billion.
“We remain strong and well capitalized,” Mr. Landy said. “We continue to make loans in our local communities. We continue to hire experienced bankers to serve our customers and we continue to expand our branch network. So far this year, we opened two new branches; in Eastchester, NY and Milford, CT. We will open a third branch in Stratford, CT in the fourth quarter of 2009 and are looking at sites for additional branches in the Metropolitan New York area and lower Connecticut for 2010 and beyond.”
“Our core business is healthy and growing,” Mr. Landy said. “In the first six months of 2009, our deposits increased by $295.9 million and our loans grew by $68.6 million. We have also been successful in attracting new customers and new banking relationships.”
According to Mr. Landy, Hudson Valley’s earnings were impacted by a number of factors, among them, increased FDIC insurance assessment of $3.3 million; a $14.5 million addition to loan loss reserves; a $3.6 million impairment charge on certain trust preferred securities; and reduced income from investment management services. “Many of our customers are seeing a downturn in their business, which is negatively affecting their cash flow,” Mr. Landy said. “While our loan portfolio is generally strong and well collateralized, we increased our loan loss reserves significantly, given the current economic conditions and our belief that the economy will remain weak for the near- term.”
William E. Griffin, Chairman of the Board, announced that the Company has declared a cash dividend of $0.30 per share payable to all shareholders of record as of the close of business on August 21, 2009. The dividend will be distributed to shareholders on or about August 28, 2009.
In announcing the cash dividend, Mr. Griffin stated “We have experienced a decline in earnings in 2009 and while we anticipate we will continue to be negatively impacted in the short-term by the current economic climate, we remain confident in the Company’s long-term prospects. We are declaring a cash dividend to continue to provide value to our shareholders and as an indication of our positive long-term outlook.”
Mr. Griffin added, “To ensure we remain financially strong, we are currently exploring our options for raising additional capital. We expect to complete this process prior to the end of the year and will announce details in the near future. We want to ensure that Hudson Valley successfully weathers this economic storm and is well positioned to continue to meet the ongoing financial needs of our customers and communities. We also want to be able to react to opportunities that may arise.” He said, “Many financially healthy banks are raising capital for these same reasons, as well as in reaction to regulatory expectations.”
“We are committed to maintaining our strategic business model and to our role as a community bank, which has served us well over the past 37 years,” Mr. Landy said. “Our goal is to be an even stronger organization when the economy turns around.”
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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.5 billion in assets, serving the metropolitan area with 32 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.